EXHIBIT 99.1

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BMCA                                                   NEWS
Building Materials                 1361 Alps Road, Wayne, NJ 07470  973 628-3000
Corp. of America
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         BUILDING MATERIALS CORPORATION OF AMERICA COMMENCES CASH TENDER
        OFFERS AND CONSENT SOLICITATIONS FOR NOTES DUE IN 2007 AND 2008

NEW YORK - December 20, 2006 - Building Materials Corporation of America ("BMCA") and Building Materials Manufacturing Corporation ("BMMC" and, together with BMCA, the "Purchasers") announced today that they have commenced cash tender offers to purchase all of the outstanding $100,000,000 in aggregate principal amount of the 8% Senior Notes due 2007 issued by the Purchasers (the "2007 Notes") and all of the outstanding $155,000,000 in aggregate principal amount of the 8% Senior Notes due 2008 issued by BMCA (the "2008 Notes"), as well as related consent solicitations to amend the indentures governing each of the 2007 Notes and the 2008 Notes. The tender offers, as well as the related consent solicitations, are being made upon the terms and subject to the conditions set forth in the Purchasers' Offer to Purchase and Consent Solicitation Statement dated December 20, 2006. Each tender offer is scheduled to expire at 5:00 p.m., New York City time, on January 23, 2007, unless extended or earlier terminated.

         The offers are being made in connection with the previously announced offer by BMCA to purchase each outstanding share of common stock and the associated preferred stock purchase rights of ElkCorp for $40.00 in cash (the "Equity Tender Offer").

         The total consideration to be paid in cash for each $1,000 principal amount of validly tendered 2007 Notes and 2008 Notes, subject to the terms and conditions of the tender offers and consent solicitations, will be based on a fixed spread of 50 basis points over the applicable U.S. Treasury Securities. This total consideration includes a $30.00 consent payment for holders who tender their 2007 Notes and 2008 Notes and deliver their related consents on or prior to 5:00 p.m., New York City time, on January 4, 2007 (unless extended or earlier terminated).

         In addition, holders of each of the 2007 Notes and the 2008 Notes who validly tender their Notes and whose Notes are accepted for payment will receive accrued and unpaid interest up to, but not including, the payment date.

         In conjunction with the tender offers, the Purchasers are soliciting consents to eliminate substantially all of the restrictive covenants and certain of the events of default contained in the respective indentures governing the 2007 Notes and the 2008 Notes, as well as to modify or eliminate certain other provisions contained in the indentures. Adoption of the proposed amendments requires the consent of holders of at least a majority of the aggregate principal amount of each series of Notes. Holders must validly tender their Notes and deliver their consents on or prior to 5:00 p.m., New York City time, on January 4, 2007 (unless extended or earlier terminated) in order to receive the consent payment. Holders tendering Notes after such date will not be eligible to receive the consent payment.

         The tender offers are conditioned upon, among other things, the Purchasers receiving the requisite consents from the holders of each series of Notes, BMCA successfully consummating the Equity Tender Offer and BMCA entering into new credit facilities in an amount sufficient to pay, among other things, the consideration for all validly tendered 2007 Notes and 2008 Notes. We refer you to the filings made by BMCA with the U.S. Securities and Exchange Commission for more information with respect to the Equity Tender Offer.

         The Purchasers have retained Bear, Stearns & Co. Inc. and Deutsche Bank Securities Inc. to act as Dealer Managers in connection with the tender offers. Questions about the tender offers may be directed to the Global Liability Management Group at Bear, Stearns & Co. Inc. at (877) 696-2327 (toll free), the High Yield Capital Markets Group at Deutsche Bank Securities Inc. at (800) 553-2826 (toll free), or to D.F. King & Co. Inc., the Information Agent for the tender offers and consent solicitations, at (212) 269-5550 (collect) or (800) 628-8536 (toll free).

         A more comprehensive description of the tender offers and consent solicitations can be found in the Purchasers' Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal dated December 20, 2006. Copies of these documents and other related documents can be obtained from the Information Agent.

         This press release is neither an offer to purchase nor a solicitation of an offer to sell securities and no recommendation is made as to whether or not holders of the 2007 Notes and the 2008 Notes should tender their securities pursuant to the tender offers. The tender offers are made only by the Offer to Purchase and Consent Solicitation Statement dated December 20, 2006.

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BMCA INFORMATION

Building Materials Corporation of America, which operates under the name of GAF Materials Corporation, is an indirect subsidiary of G-I Holdings Inc. With annual sales in 2005 approximating $2.0 billion, BMCA is North America's largest manufacturer of residential and commercial roofing products and specialty building products.

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FORWARD-LOOKING STATEMENTS

This release contains some forward-looking statements as defined by the federal securities laws which are based on our current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, projected or implied. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.




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